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                                                                    Exhibit 99.1

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
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HANOVER DIRECT, INC.                       :
                        Plaintiff,         :    File No. 03/602269
                                           :
            -- against --                  :    COMPLAINT

                                           :
RICHEMONT FINANCE S.A. AND CHELSEY
DIRECT, LLC                                :
                                           :
                        Defendant.         :
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      Plaintiff, Hanover Direct, Inc. ("Hanover"), by its attorneys Orans,
Elsen & Lupert LLP, alleges as follows:

                              NATURE OF THE ACTION

     1. Hanover, a company whose stock is traded on the American Stock Exchange, seeks a declaratory judgment concerning the propriety of the purported sale on or about May 19, 2003 by Richemont Finance, S.A. ("Richemont") to Chelsey Direct, LLC ("Chelsey") of 100% of the Hanover Series B Participating Preferred Stock (the "Series B Preferred") and 29,446,888 shares of Hanover's common stock (approximately 21.3% of Hanover's outstanding common shares).

     2. Upon information and belief, the purported sale by Richemont to Chelsey was improper because Richemont had obtained from Hanover confidential, material non-public information about Hanover which Richemont had promised not to use other than in connection with Richemont's relationship or business with Hanover. Hanover has publicly disclosed in filings with the Securities and Exchange Commission ("SEC") its concern that Richemont had misused this confidential, material non-public information and has expressed its intention not to
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register the stock acquired by Chelsey as a result while it was examining the issues involved (exhibit A hereto is the first of these filings).

     3. Despite these filings, Chelsey demanded by letters dated June 30 and July 1, 2003 (exhibits B and C hereto), inter alia, that Hanover and/or its transfer agent register the shares that Chelsey purported to have acquired from Richemont. Chelsey further threatened to hold Hanover, its management and directors, and perhaps others, liable for any damages it suffered as a result of Hanover's refusal to register the transfer of the shares.

     4. There is thus an actual controversy between the parties.

     5. Hanover seeks a declaratory judgment as to whether Richemont improperly transferred the shares to Chelsey and whether Hanover can properly recognize the transfer of those shares from Richemont to Chelsey under federal and/or state law.

                                     PARTIES

     6. Hanover is a Delaware corporation with its principal place of business in Edgewater, New Jersey. Hanover provides branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commence and fulfillment services to businesses, and has approximately 1,800 employees company-wide.

     7. Defendant Richemont is a societe anonyme organized under the laws of the Grand Duchy of Luxembourg which claims that its principal place of business is also in Luxembourg.

     8. Defendant Chelsey is a Delaware limited liability company with its principal place of business in New York City. It is an investment firm.

                              JURISDICTION & VENUE
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     9. Jurisdiction is proper in this Court in that defendant Chelsey has offices in New York County and many of the events and actions at issue in this action occurred in New York County.

     10. Venue is proper in this Court pursuant to CPLR section 503 in that defendant Chelsey has its principal place of business in New York County.

                               FACTUAL ALLEGATIONS

     11. On or about May 19, 2003, Richemont purported to sell 100% of the Series B Preferred and 29,446,888 shares of Hanover's common stock to Chelsey for $40 million.

     12. Beginning in 1991 and until the purported sale to Chelsey in May 2003, Richemont had been a major, and at times controlling, shareholder in Hanover, as well as a substantial lender to the company. For example Richemont was part of an investment group that acquired 48.9% of Hanover's predecessor in 1991 in a transaction that gave the investment group a majority of that company's board seats. Commencing in June 1997, Richemont also held substantial shares directly and had representatives on the Hanover board, including the Chairman of the Board and its Executive Committee.

     13. While holding these substantial positions both directly and indirectly, Richemont lent tens of millions of dollars to Hanover.

     14. In part to repay approximately $30 million of these loans, Hanover issued 1.4 million shares of Series A Cumulative Participating Preferred Stock (the "Series A Preferred") to Richemont for $70 million in August 2000.

     15. In December 2001, Hanover purchased the Series A Preferred and some Hanover common stock from Richemont in return for issuing newly created Series B Preferred and entering into certain related agreements. As a result of this transaction, Richemont owned
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approximately 21.3% of Hanover's outstanding common stock and 100% of the Series
B Preferred. Richemont's representatives on the Hanover board also resigned.


     16. Pursuant to the Certificate of Designations, Powers, Preferences and Rights of Series B Participating Preferred Stock (the "COD"), Richemont obtained the right to appoint a non-voting "observer" to the Hanover board of directors and any committee thereof.


     17. The COD further provides that the holder of the Series B Preferred will have the right to appoint two members to Hanover's board of directors if Hanover does not redeem one-half of the Series B Preferred on or before August 31, 2003 at a price set forth in the COD. On November 21, 2002 Hanover filed a Current Report on Form 8-K with the SEC stating that it does not expect to be in a position to redeem that amount of Series B Preferred on or before August 31, 2003.

     18. The COD further provides that Richemont will execute and deliver a confidentiality agreement "in form and substance reasonably satisfactory to [Hanover]."

     19. Starting in about June 2002 representatives of Hanover and Richemont discussed the possibility of Richemont transferring to Hanover the Series B Preferred and Richemont's Hanover common stock in exchange for certain Hanover assets which Richemont ultimately rejected. Richemont specifically requested documentation containing highly confidential, material non-public information about Hanover so that Richemont could assess such an exchange. Richemont through its attorneys initially agreed to execute a form of confidentiality agreement as required by the COD. Such an agreement was prepared and fully negotiated in New York City by the parties' lawyers. The final version, which was in form and substance reasonably satisfactory to Hanover, clearly provided that Richemont could use the information only "in connection with Richemont's relationship or business with [Hanover]." The agreement
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further provided that "[n]either Richemont nor the Observer shall disclose or permit disclosure of any Confidential Information to third parties . . ." (exhibit D hereto).

     20. After finalizing the confidentiality agreement, Richemont's representatives stated that Richemont would sign the agreement, but Richemont ultimately refused to do so for pretextual reasons. Instead, on October 29, 2002, Richemont orally agreed at a meeting that took place in New York City to be bound by its terms through its attorney Morris Kramer, Esq. of Skadden, Arps, Slate, Meagher & Flom LLP.

     21. After Mr. Kramer's oral representation on behalf of Richemont at a meeting in New York City, Hanover authorized him to release to Richemont a document entitled Management's Recommendations Regarding Strategic Outlook (the "Strategic Outlook") that contained confidential, material non-public information about Hanover, that had been provided to Kramer several days previously with the understanding that it would not be disclosed to Richemont until a confidentiality agreement had been reached.

     22. The Strategic Outlook was prepared by Hanover's management and disclosed Hanover's plans for the future. It contained inter alia management's confidential assessment of both Hanover's projected performance and the value of its various businesses. The information contained therein is not publicly available and Hanover has taken reasonable precautions to maintain its confidentiality. The Strategic Outlook remained confidential, material non-public information in May 2003 when Richemont purported to sell its Hanover shares to Chelsey.

     23. Hanover would not have transferred the Strategic Outlook to Richemont, or discussed it with Richemont, but for Richemont's initial promise to enter into the confidentiality agreement and Mr. Kramer's promise on behalf of Richemont on or about October 29, 2002 that Richemont would be bound by the terms of that agreement.
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     24. Hanover transferred the confidential, material non-public information to Richemont in part because of the long relationship between Hanover and Richemont, as detailed above, including the frequent sharing and maintaining of confidences. Richemont senior management had made it clear that "if we enter into transactions of whatever nature with this company, we will make sure that the process is genuinely fair and proper and above board."

     25. Richemont's confidentiality agreement was reaffirmed on or about November 13, 2002, when Hanover sent Richemont a letter discussing inter alia the Strategic Outlook, a copy of which was attached to the letter. The letter states that all information "should be treated in the strictest confidence by Richemont, and Morris Kramer has represented to us that Richemont would do so. Failure to comply with this agreement could have a material adverse impact on [Hanover] and its shareholders." Neither Richemont nor its attorneys ever wrote Hanover disputing these points.

     26. Richemont again affirmed its confidentiality agreement by letter dated March 14, 2003 to Hanover. In that letter, Richemont wrote that it was meeting with defendant Chelsey about selling its Hanover shares, and that: "We are of course mindful of our confidentiality obligations."

     27. On April 7, 2003, Richemont's confidentiality obligation was again confirmed in a letter from Hanover to Richemont, as follows:

          "With respect to confidential information, the Company is very concerned as to whether material, non-public information relating to the Company and its business plans which the Company disclosed to Richemont and its representatives as part of our on-going communications were shared with Chelsey Capital. The factoring of this information into any sale or purchase transaction involving any of the Company's shares would, of course, be prohibited under both federal and state laws. The Company would seek all appropriate legal and equitable remedies to prevent any such misuse of its confidential information, as well as to obtain damages resulting therefrom."
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     28. During this time frame, Hanover learned that Lazard Freres & Co.
("Lazard"), an investment banking firm based in New York City that acts as Richemont's investment banker with respect to Richemont's Hanover investment, prepared a "book of information" that it delivered to defendant Chelsey, then a prospective purchaser of the Richemont shares. On April 29, 2003, Hanover's counsel wrote Lazard about this and asked for a copy of a "book of information" that Chelsey's principal, Stuart Feldman, had told Hanover he had received from Lazard. Lazard and Chelsey have refused to turn over this "book of information" to Hanover, despite demand therfor, so that Hanover could determine if confidential information had been used by Chelsey in making its decision to purchase Richemont's Hanover shares.

     29. On or about May 13, 2003, Richemont again confirmed its October 2002 promise to maintain the confidentiality of Hanover's information.

     30. Richemont on different occasions was privy to other material confidential, non-public information about Hanover.


     31. Despite its repeated promises to keep this information confidential and use it only in connection with "Richemont's relationship or business with the Company," upon information and belief, Richemont used the confidential information in connection with the sale to Chelsey on about May 19, 2003. Richemont implicitly admitted this in its contract with Chelsey for the sale of its Hanover shares. In relevant part, that contract provided that, "Richemont has informed Chelsey that Richemont and its affiliates, representatives or agents may have possession of material non-public information that could have a bearing on the price or valuation of the Shares, but which Richemont and its affiliates, representatives or agents may not be permitted to disclose, shall not disclose and/or have not disclosed to Chelsey."
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     32. The contract between Richemont and Chelsey also contained mutual indemnification clauses. It appears that Chelsey insisted on indemnification from Richemont to protect itself against Hanover's claim, which, upon information and belief, Chelsey knew about, that Richemont had obtained and misused confidential information


                 FIRST CAUSE OF ACTION - DECLARATORY JUDGMENT

     33. Hanover repeats and realleges the allegations contained in paragraphs 1 through 32 as though fully set forth herein.

     34. Richemont made its purported sale of its Hanover shares to Chelsey while in possession of confidential, material non-public information, which Richemont received from Hanover pursuant to a confidentiality agreement that barred Richemont from using the information other than "in connection with Richemont's relationship with [Hanover]" or from sharing the information with third parties.

     35. Upon information and belief, Richemont improperly used this information in connection with its sale of the Hanover shares to Chelsey.

     36. Upon information and belief, Chelsey knew, before it purported to purchase the shares from Hanover, that Richemont possessed confidential, material non-public information and that Hanover was and is contending that Richemont was misusing this information in connection with the transaction between Richemont and Chelsey.

     37. Upon information and belief it would be improper for Hanover to register the shares purportedly acquired by Chelsey from Richemont under the circumstances.

     38. This dispute is therefore ripe and ready for adjudication.

     39. Hanover faces materially different tax liabilities depending upon whether Chelsey or Richemont owns the Series B Preferred as well as other potential tax issues.
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     40. As a publicly traded company that owes duties to its shareholders and is required to comply with all applicable laws and regulations, Hanover seeks a declaratory judgment as to whether Richemont improperly transferred the shares to Chelsey and whether Hanover can properly recognize the transfer of those shares from Richemont to Chelsey under federal and/or state law.

     41. Hanover seeks no further relief at this time.

Dated: New York, New York
      July 17, 2003
                                                ORANS, ELSEN, & LUPERT LLP



                                                By: /s/ Leslie A. Lupert
                                                    ---------------------------
                                                    Leslie A. Lupert
                                                    One Rockefeller Plaza
                                                    New York, NY 10022
                                                    (212) 586-2211

                                              Attorneys for Plaintiff